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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                 August 24, 2001
                        (Date of earliest event reported)


                            ATRIX LABORATORIES, INC.
             (Exact name of Registrant as specified in its charter)


          Delaware                    0-18231                   84-1043826
----------------------------   ---------------------      ---------------------
(State or Other Jurisdiction   (Commission File No.)         (IRS Employer
      of Incorporation)                                    Identification No.)


                2579 Midpoint Drive, Fort Collins, Colorado 80525
          (Address of principal executive offices, including zip code)


                                 (970) 482-5868
              (Registrant's telephone number, including area code)


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Item 5.  Other Events.

         On August 24, 2001, Atrix Laboratories, Inc. (the "Company") completed definitive agreements with CollaGenex Pharmaceuticals, Inc. ("CollaGenex") granting CollaGenex the exclusive right to market in the United States the Company's Atridox(R), Atrisorb(R) Free Flow and Atrisorb(R) Free Flow with Doxycycline ("Atrisorb-D") products (collectively, the "Dental Products"). Under the terms of the license agreement, the Company will receive an up-front licensing fee of $1 million, royalties on sales of the Dental Products and a manufacturing margin on the Company's manufacture of the products. As part of the transaction, the Company purchased $3 million of CollaGenex's common stock, at a premium to market. CollaGenex will use the proceeds from this stock sale primarily to market the Dental Products.

         Also on August 24, 2001, the Company reacquired the sales and marketing rights to the Dental Products from Block Drug Corporation ("Block") for $7.0 million. Of this amount, $3.3 million was payable upon execution of the agreement with the balance payable over four years out of net sales. Under the agreement, Block will pay the Company $3.0 million owed for the development and approval of Atrisorb-D. In addition, each of Block and Atrix agreed to terminate all legal proceedings between the parties related to the Dental Products.

         The text of the press release in attached hereto as Exhibit 9.1.

Item 7.  Exhibits.

         99.1     Press Release dated August 27, 2001








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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ATRIX LABORATORIES, INC.


                                            By: /s/ Brian G. Richmond
                                               ---------------------------------
                                                Brian G. Richmond
                                                Chief Financial Officer
Date:  August 27, 2001


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                                  EXHIBIT INDEX



       EXHIBIT
       NUMBER     DESCRIPTION
       -------    -----------

         99.1     Press Release dated August 27, 2001
